Exhibit 10.1

Execution Version

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”) is made as of November 10, 2017, by and among TheStreet, Inc., a Delaware corporation (the “Company”), TCV VI, L.P., a Delaware limited partnership (“TCV VI”), and TCV Member Fund, L.P., a Cayman Islands exempted limited partnership (“TCV Member Fund” and, together with TCV VI, the “TCV Holders”). The Company and the TCV Holders are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Investor Rights Agreement, dated as of November 15, 2007, by and among the Company and the TCV Holders (the “Investor Rights Agreement”) and the Certificate of Designation, Preferences and Rights of the Series B Preferred Stock of the Company dated as of November 15, 2007 (the “Certificate of Designation”), as applicable.

RECITALS

WHEREAS, as of the date hereof, (i) TCV VI is the record holder of 5,455.95095 shares of Series B convertible preferred stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock”) and (ii) TCV Member Fund is the record holder of 44.04905 shares of Series B Preferred Stock;

WHEREAS, the terms of the Series B Preferred Stock and the rights, preferences and privileges attached thereto are set forth in the Certificate of Designation;

WHEREAS, the Company and the TCV Holders desire to exchange all of the shares of Series B Preferred Stock held by the TCV Holders for an aggregate of (i) 6,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) newly issued by the Company (the “Stock Consideration”) and (ii) an amount in cash equal to $20,000,000 (the “Cash Consideration”), and agree to certain other matters as set forth herein;

WHEREAS, the board of directors of the Company (the “Board”), having determined that this Agreement and the transactions contemplated hereby are being entered into by the Parties on arm’s-length terms and are advisable, fair to and in the best interests of the Company, has, at a duly held meeting of the board, authorized and approved this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, the Company proposes to issue and sell capital stock of the Company to investors (the “Investors”) for cash in a private placement transaction (the “Concurrent Private Placement”) pursuant to a securities purchase agreement (the “Private Placement Agreement”); and

WHEREAS, such Concurrent Private Placement shall occur concurrently with, and be conditioned on, the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing, of the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I
TRANSACTIONS

1.1         Exchange.

(a)        Subject to and upon the terms and conditions of this Agreement, on the Closing Date, in exchange for the consideration set forth in Section 1.2, and upon delivery by the TCV Holders of the certificate or certificates representing each such TCV Holder’s shares of Series B Preferred Stock, duly endorsed for transfer to the Company or accompanied by a duly executed stock power in favor of the Company, the Company shall (i) issue and cause to be delivered book-entry shares representing the Stock Consideration to the TCV Holders and (ii) pay to the TCV Holders the Cash Consideration.

(b)       Upon completion of the transactions contemplated hereby, all of the Series B Preferred Stock shall be cancelled and shall cease to exist and no longer be outstanding and the Company shall promptly file a Certificate of Elimination of such Series B Preferred Stock pursuant to Section 151 of the General Corporation Law of the State of Delaware.

1.2         Consideration. Subject to and upon the terms and conditions of this Agreement, on the Closing Date, in consideration for the exchange of all of the Series B Preferred Stock held by the TCV Holders, the aggregate consideration payable to the TCV Holders in respect of such exchange shall consist of (i) the Cash Consideration plus (ii) the Stock Consideration. The Cash Consideration shall be paid, on the Closing Date, by wire transfer of immediately available funds to one or more accounts designated by the TCV Holders in writing. The Stock Consideration shall be satisfied by the issuance, on the Closing Date, to the TCV Holders of that number of shares of Common Stock comprising such Stock Consideration appearing opposite each TCV Holder’s name on Exhibit A attached hereto and the delivery of book-entry shares representing such shares of Common Stock to the TCV Holders.

1.3         The Closing.

(a)          The consummation of the transactions contemplated by this Agreement, and the performance by the Parties of their respective related agreements, covenants and obligations hereunder (collectively, the “Closing”) will take place at the offices of Orrick, Herrington & Sutcliffe LLP at 405 Howard Street, San Francisco, California, at 10:00 a.m., New York time, on the date hereof (or in such other manner or on such other date or time as the Parties mutually agree) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in clauses (b) and (c) below.

(b)          The obligations of the Company to the TCV Holders hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the TCV Holders with prior written notice thereof:

(i)       Each TCV Holder shall have executed and delivered this Agreement to the Company; and

(ii)      Each TCV Holder shall have delivered the certificate or certificates representing such TCV Holder’s shares of Series B Preferred Stock, duly endorsed for transfer to the Company or accompanied by a duly executed stock power in favor of the Company.

(c)          The obligations of each TCV Holder to the Company hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the TCV Holders’ sole benefit and may be waived by the TCV Holders at any time in their sole discretion by providing the Company with prior written notice thereof:

(i)       The Company shall have executed and delivered this Agreement to the TCV Holders;

(ii)      The Company shall have issued and caused to be delivered book-entry shares representing the Stock Consideration to the TCV Holders;

(iii)     The TCV Holders shall have received from the Company the Cash Consideration; and

(iv)     The Company shall have consummated the Concurrent Private Placement on the terms set forth in the Private Placement Investment Documents.

(d)       Except as otherwise provided in this Agreement, all actions to be taken and all documents to be executed and delivered at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no action shall be deemed taken nor any documents deemed executed or delivered until all have been taken, delivered and executed.

Article II
REPRESENTATIONS AND WARRANTIES OF the TCV Holders

As an inducement to the Company to enter into and perform this Agreement, each of the TCV Holders, severally and not jointly, hereby makes the following representations and warranties to the Company as of the date hereof:

2.1         Organization and Power. Such TCV Holder is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Such TCV Holder has all requisite limited partnership power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby

2.2         Authorization, etc. All limited partnership action on the part of such TCV Holder necessary for the authorization, execution, delivery and performance by such TCV Holder of this Agreement, and the consummation of the transactions contemplated hereby, has been taken. This Agreement has been duly and validly executed by such TCV Holder, and, upon delivery hereof by such TCV Holder, will constitute a valid and binding obligation of such TCV Holder enforceable against such TCV Holder in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.3         Non-Contravention; Approvals; Actions.

(a)       The authorization, execution, delivery and performance by such TCV Holder of this Agreement, and the consummation by such TCV Holder of the transactions contemplated hereby, do not and will not: (i) violate or result in the breach of any provision of the certificate of limited partnership and limited partnership agreement of such TCV Holder; or (ii) with such exceptions that, individually or in the aggregate, are not reasonably likely to have a material and adverse effect on its ability to perform its obligations under this Agreement, whether after the giving of notice or the lapse of time or both: (x) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any material contract to which such TCV Holder is a party; or (y) violate any provision of, constitute a breach of, or default under, any applicable law.

(b)       No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any governmental authority or other third party is required to be made or obtained by such TCV Holder in connection with the authorization, execution, delivery and performance by such TCV Holder of this Agreement, and the consummation by the Company of the transactions contemplated hereby, except (i) applicable filing requirements under federal or state securities or “blue sky” Laws, and (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by such TCV Holder, reasonably be expected to have a material and adverse effect on the ability of such TCV Holder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(c)       There are no claims, actions, suits, proceedings or investigation pending or, to the knowledge of such TCV Holder, threatened against such TCV Holder, any of the assets or properties of such TCV Holder, or any of the directors and officers of such TCV Holder in their capacity as directors or officers that would reasonably be expected to have a material and adverse effect on the ability of such TCV Holder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

2.4         No Encumbrances. Except pursuant to the Investor Rights Agreement and the Securities Purchase Agreement, dated as of November 15, 2007, by and among the Company and the TCV Holders (the “Securities Purchase Agreement”), such TCV Holder owns and holds, beneficially and of record, the entire right, title, and interest in and to such TCV Holder’s shares of Series B Preferred Stock free and clear of all rights and Encumbrances (as defined below), and such TCV Holder has full power and authority to transfer and dispose of such shares of Series B Preferred Stock free and clear of any right or Encumbrance. Other than the transactions contemplated by this Agreement, there is no outstanding agreement or other right of any person to acquire all or any of the Series B Preferred Stock from such TCV Holders. “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future.

2.5         Investment Representations.

(a)       Such TCV Holder understands and hereby acknowledges that it is aware that the Stock Consideration has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any similar state securities laws.

(b)       Such TCV Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such TCV Holder is acquiring the Stock Consideration for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws. By reason of its business or financial experience, such TCV Holder has the capacity to protect its own interest in connection with the transactions contemplated hereunder.

(c)       Such TCV Holder acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Stock Consideration, (ii) it has had access to the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and to such financial and other information as it deems necessary to make its decision to acquire the Converted Shares and the Stock Consideration, and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to acquire the Converted Shares and the Stock Consideration. Such TCV Holder further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the acquisition of the Stock Consideration.

(d)       The foregoing, however, does not limit or modify the representations and warranties of the Company in Article III of this Agreement or the right of such TCV Holder to rely thereon. Such TCV Holder further understands and acknowledges that the representations and warranties contained in this Article II may be relied upon by the Company as the basis, in part, for the exemption of the Stock Consideration from the registration requirements under all such federal and state laws. Except for the representations and warranties contained in Article III of this Agreement, such TCV Holder acknowledges that neither the Company nor any person on behalf of the Company makes, and such TCV Holder has not relied upon, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to such TCV Holder in connection with the transactions contemplated by this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the TCV Holders to enter into and perform this Agreement, the Company hereby makes the following representations and warranties to the TCV Holders that, except as set forth in the SEC Filings where specifically referenced or on the corresponding sections of the schedules delivered herewith (collectively, the “Disclosure Schedules”):

3.1         Organization and Power. Each of the Company and its Subsidiaries is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent the concept of good standing is recognized in the relevant jurisdiction) and has all requisite power and authority to carry on its business as now conducted and to own or lease its properties. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction (to the extent the concept of good standing is recognized in the relevant jurisdiction) in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to be in good standing or so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. The Company’s Subsidiaries are listed on Schedule 3.1 hereto.

3.2         Authorization, etc. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, has been taken. This Agreement has been duly and validly executed by the Company, and, upon delivery hereof by the Company, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Assuming the accuracy of the representations and warranties of the TCV Holders set forth in Section 2.5, the offer and sale of the Stock Consideration pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

3.3         Non-Contravention; Approvals; Litigation; Compliance.

(a)       The authorization, execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, do not and will not: (i) violate or result in the breach of any provision of the certificate of incorporation and bylaws of the Company; (ii) require any approval by the stockholders of the Company, including any approval by the shareholders of the Company under Nasdaq Rule 5635; or (iii) with such exceptions that, individually or in the aggregate, are not reasonably likely to have a material and adverse effect on its ability to perform its obligations under this Agreement, whether after the giving of notice or the lapse of time or both: (x) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any material judgment, order, writ, decree or contract required to be filed as an exhibit to one of the Company’s filings with the SEC; or (y) violate any provision of, constitute a breach of, or default under, any applicable law.

(b)       No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any governmental authority or other third party is required to be made or obtained by the Company in connection with the authorization, execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, except (i) applicable filing requirements under federal or state securities or “blue sky” Laws, and (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by the Company, reasonably be expected to have a material and adverse effect on the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(c)       There are no claims, actions, suits, proceedings or investigation pending or, to the knowledge of the Company, threatened against the Company, any of the assets or properties of the Company, or any of the directors and officers of the Company in their capacity as directors or officers that would reasonably be expected to have a material and adverse effect on the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(d)       The Company has not, in connection with the transactions contemplated by this Agreement, engaged in: (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) promulgated under the Securities Act); (b) any action involving a “public offering” within the meaning of Section 4(a)(2) of the Securities Act; or (c) any action that would require the registration under the Securities Act of the offering and sale of the Stock Consideration pursuant to this Agreement. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

(e)       The consummation of the transactions contemplated hereby complies with Section 160 of the General Corporation Law of the State of Delaware, the capital of the Company is not currently impaired, and the consummation of the transactions contemplated by this Agreement will not cause any impairment of the capital of the Company.

3.4         Authorized Stock. All of the shares of the Stock Consideration have been duly authorized and, when delivered to the TCV Holders upon the consummation of the transactions contemplated hereby, will be validly issued and fully paid and nonassessable and will not be subject to any preemptive right or any restrictions on transfer under applicable law or any contract to which the Company is a party, other than those under applicable state and federal securities and antitakeover laws and the Investor Rights Agreement. When issued in accordance with the terms hereof, the Stock Consideration will be free and clear of all Encumbrances imposed by or through the Company, except for restrictions imposed by federal or state securities or “blue sky” laws and except for those imposed pursuant to this Agreement or the Investor Rights Agreement.

3.5         Capitalization.

(a)       The authorized capital stock of the Company (immediately prior to the Closing) consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

(b)       As of the date hereof, the issued and outstanding capital stock of the Company consists of 43,411,044 shares of Common Stock issued, of which 35,877,562 shares are outstanding and 7,533,482 shares are held as treasury stock, and 5,500 shares of Series B Preferred Stock. There are no other outstanding shares of Preferred Stock. In addition, options to purchase an aggregate of 5,383,261 shares of Common Stock have been granted and are unexercised under the Stock Plans, and unvested restricted stock units (or RSUs) for an aggregate of 763,067 shares have been granted under the Stock Plans.

(c)       Except as provided in this Agreement and the Private Placement Agreement: (i) no subscription, warrant, option, convertible security or other right issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) except as set forth on Schedule 3.5(c)(ii), there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company; (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company. No person or entity is entitled to any preemptive right granted by the Company with respect to the issuance of any capital stock of the Company. Except as provided in the Investor Rights Agreement and the registration rights agreement entered into in connection with the consummation of the transactions contemplated by the Private Placement Agreement (the “New Registration Rights Agreement”), no person or entity has been granted rights by the Company with respect to the registration of any capital stock of the Company under the Securities Act.

3.6         Private Placement Agreement. True, correct and complete copies of the Private Placement Agreement and the New Registration Rights Agreement, each dated as of the date hereof, and any other agreements or arrangements entered into between or among the Company and the Investors in connection with or related to the Concurrent Private Placement (all such agreements, the “Private Placement Investment Documents”), have been delivered to the TCV Holders.

3.7         Delivery of SEC Filings; Business. The Company has made available to the TCV Holders through the SEC’s EDGAR system, true and complete copies of the Company’s reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the two (2) years prior to the date hereof (collectively with all amendments, exhibits, financial statements, notes and schedules thereto, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the Exchange Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings.

3.8         No Material Adverse Change. Since December 31, 2016, except for the transactions contemplated hereby and by the Private Placement Investment Documents, or as identified and described on Schedule 3.8, there has not been:

(i)       any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, except for changes in the ordinary course of business which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii)      any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii)     any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv)     any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v)      any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi)     any change or amendment to the Company’s Certificate of Incorporation or Bylaws, or material change to any Material Contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii)    any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii)   any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix)      the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(x)       the loss, to the Company’s Knowledge, threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi)     any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

3.9         SEC Filings; Financial Information; S-3 Eligibility.

(a)       At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the Exchange Act and, as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Company’s Knowledge, the written information furnished by or on behalf of the Company to any of the TCV Holders prior to the date hereof in connection with the transactions contemplated hereby which is not included in the SEC Filings (including, without limitation, information referred to in Section 2.5(c) of this Agreement or in the Disclosure Schedules to this Agreement), taken as a whole, does not contain, as of the date furnished, any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made; provided that with respect to projections, forecasts, estimates, budgets and other forward-looking statements and information that were prepared by the Company, the Company only represents that such projections, forecasts, estimates, budgets and other forward-looking information were prepared in good faith upon assumptions believed by the Company to be reasonable at the time made.

(b)       The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, except for normal year-end audit adjustments and as otherwise as permitted by Form 10-Q under the Exchange Act).

(c)       The Company satisfies the “registrant requirements” for use of Form S-3 set forth in General Instruction I.A to Form S-3 promulgated by the SEC.

3.10       Tax Matters. The Company and each of its Subsidiaries has filed all tax returns required to be filed by the Company or such Subsidiary with all appropriate governmental agencies within the applicable periods for such filings (with due regard to any extension) and has paid all taxes required to be paid, except for any such failures to file or pay that would not individually or in the aggregate have a Material Adverse Effect. No material deficiencies for any tax are currently assessed against the Company or any of its Subsidiaries, and no tax returns of the Company or any of its Subsidiaries have been audited during the last three years, and, there is no such audit pending or, to the knowledge of the Company, contemplated. There is no outstanding claim by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to the imposition of any material tax by that jurisdiction.

3.11       Title to Properties. The Company and its Subsidiaries do not own any real property; except as disclosed in the SEC Filings, the Company and each Subsidiary has good and marketable title to all personal property owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

3.12       Certificates, Authorities and Permits. The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except where such failure has not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

3.13       Labor Matters. Except as described on Schedule 3.13, the Company has described in, or filed as an exhibit to, the SEC Filings filed prior to the date of this Agreement all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, the SEC Filings: employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements (including all “employee pension benefit plans” as defined in Section 3(2) of ERISA, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements in effect by the Company and its Subsidiaries) (the “ERISA Documents”). Except for any compliance failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance in all respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents; and (b) each such ERISA Document is in compliance in all respects with all applicable requirements of ERISA. To the Company’s Knowledge, none of the Company’s or its Subsidiaries’ employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her employment obligations to the Company or its Subsidiaries or that would conflict with the Company’s and its Subsidiaries’ business as now conducted or proposed to be conducted, except for such contracts and other agreements, judgments, decrees and orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.14       Intellectual Property. All Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries that were developed, worked on or otherwise held by any employee, officer, consultant or otherwise are owned free and clear by the Company or one of its Subsidiaries (as the case may be) by operation of law or have been validly assigned to the Company one of its Subsidiaries (as the case may be) other than those Intellectual Property Rights where the failure to own or assign such rights would not, individually or in its aggregate be reasonably likely to have a Material Adverse Effect. The Intellectual Property Rights are sufficient in all material respects to carry on the business of the Company and each of its Subsidiaries as presently conducted and as proposed to be conducted. To the Knowledge of the Company, with such exceptions as are not, individually or in the aggregate reasonably likely to have a Material Adverse Effect, the Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries do not infringe the intellectual property rights of any third party. To the Knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property Rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property Rights and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property Rights or Confidential Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property Rights or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

3.15       Litigation. With such exceptions that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect, there is no litigation or governmental proceeding pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or affecting any of the properties or assets of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Company or any Subsidiary or any of their assets or property.

3.16       Insurance Coverage. The Company and each Subsidiary maintains insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary. All such insurance is fully in force, except where the failure to be in full force has not had and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.17       Compliance with Nasdaq Continued Listing Requirements. Except as described in the SEC Filings, the Company is in compliance with applicable Nasdaq continued listing requirements. Except as described in the SEC Filings, there are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s Knowledge is there any basis for, the delisting of the Common Stock from Nasdaq. The issuance by the Company of the Stock Consideration shall not have the effect of delisting or suspending the Common Stock from Nasdaq.

3.18       Brokers and Finders. No Person will have, as a result of the transactions contemplated hereby or by the Private Placement Investment Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an TCV Holder for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than as described in Schedule 3.18. The Company shall pay, and hold each TCV Holder harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.

3.19       Transactions with Affiliates. Except as disclosed in the SEC Filings or as disclosed on Schedule 3.19, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.20       Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and that are currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure. To the Company’s Knowledge, there is no (i) significant deficiency in the design or operation of internal controls which could adversely affect the Company’s or any of its Subsidiary’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or any of its Subsidiary’s internal controls.

3.21       Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

3.22       Investment Company. Neither the Company nor any of its Subsidiaries is, and immediately after giving effect to the sale of the Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.23       Sufficient Funds. Assuming the concurrent consummation of the Concurrent Private Placement, the Company has sufficient cash or other sources of immediately available funds to pay the Cash Consideration at the Closing in accordance with this Agreement.

3.24       Solvency. At and immediately after the Closing, each of the Company and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

3.25       Delaware Section 203. The Board at a duly held meeting of the board prior to execution and delivery of this Agreement by the Company approved the issuance of the Stock Consideration to the TCV Holders and the other transactions contemplated by this Agreement for purposes of Section 203 of the General Corporation Law of the State of Delaware.

3.26       Conduct of Business. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any certificate of designations, preferences or rights of any other outstanding series of Preferred Stock of the Company or any of its Subsidiaries or Bylaws or their organizational charter, certificate of formation or certificate of incorporation or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.27       Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA Patriot Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.28       No Conflicts with Sanctions Laws. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, employee, agent, Affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries or Affiliates is, or is directly or indirectly owned or controlled by, a Person that is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Departments of State or Commerce and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or any other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of a comprehensive embargo or Sanctions prohibiting trade with the country or territory, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); no action of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Private Placement Investment Documents or the consummation of any other transaction contemplated hereby or thereby or the fulfillment of the terms hereof or thereof, will result in the proceeds of the transactions contemplated hereby or thereby being used, or loaned, contributed or otherwise made available, directly or indirectly, to any Subsidiary, joint venture partner or other person or entity, for the purpose of (i) unlawfully funding or facilitating any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) unlawfully funding or facilitating any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, or since the Company’s or such subsidiary’s formation, whichever is more recent, the Company and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

3.29       Anti-Bribery. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, employee, agent, Affiliate or other person associated with or acting on behalf of the Company, or any of its Subsidiaries or Affiliates, has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, to any employee or agent of a private entity with which the Company does or seeks to do business (a “Private Sector Counterparty”) or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated or is in violation of any provision of any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K Bribery Act 2010, or any other similar law of any other jurisdiction in which the Company operates its business, including, in each case, the rules and regulations thereunder, (iv) taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage or (v) otherwise made any bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment; the Company and each of its respective Subsidiaries has instituted and has maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with the laws referred to in (iii) above and with this representation and warranty; and none of the Company, nor any of its Subsidiaries or Affiliates will directly or indirectly use the proceeds of the transactions contemplated hereby or by the Private Placement Investment Documents or lend, contribute or otherwise make available such proceeds to any subsidiary, Affiliate, joint venture partner or other person or entity for the purpose of financing or facilitating any activity that would violate the laws and regulations referred to in (iii) above.

3.30       Shell Company Status. The Company is not, and has never been, an issuer identified in, or subject to, Rule 144(i).

3.31       No Disqualification Events. With respect to Stock Consideration to be issued and sold hereunder, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the TCV Holders a copy of any disclosures provided thereunder.

3.32       Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) other than the Persons set forth on Schedule 3.18, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) other than the Persons set forth on Schedule 3.18, paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

3.33       No Other Representations. Except for the representations and warranties contained in Article II of this Agreement, the Company acknowledges that neither TCV Holder nor any person on behalf of either TCV Holder makes, and the Company has not relied upon, any other express or implied representation or warranty with respect to either TCV Holder or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.

Article IV
ADDITIONAL AGREEMENTS

4.1         Investor Rights Agreement. The Parties hereby acknowledge and agree that the terms and provisions of the Investor Rights Agreement shall continue in full force and effect, including all such terms and provisions that are applicable to the Registrable Securities (as defined in the Investor Rights Agreement), which the parties agree shall apply to and include the Stock Consideration in all respects and that the Stock Consideration shall be treated as Registrable Securities for all purposes under the Investor Rights Agreement; provided, however, that (a) no Demand Notice (as defined in the Investor Rights Agreement) will be made by the TCV Holders pursuant to Section 5 of the Investor Rights Agreement with respect to the Stock Consideration prior to the 90th day following the issuance of the Stock Consideration, (b) on the 90th day following the issuance of the Stock Consideration, the TCV Holders shall be deemed to have delivered, and the Company shall be deemed to have received, a Demand Notice in accordance with Section 5(a) of the Investor Rights Agreement with respect to a Demand Shelf Registration (as defined in the Investor Rights Agreement) covering the resale of all of the Stock Consideration as Registrable Securities, and, upon further notice from the TCV Holders to the Company, the TCV Holders may specify that the sale of all or a portion of the Stock Consideration constituting Registrable Securities is to be conducted as an underwritten offering off of such Demand Shelf Registration pursuant to Section 5(f) and the other terms of the Investor Rights Agreement, and (c) such deemed Demand Notice shall be treated as an additional Demand Notice under Section 5(a) of the Investor Rights Agreement made in accordance with and subject to the terms and conditions thereof (including Section 8 of the Investor Rights Agreement), and shall be in addition to, and shall not reduce, the one Demand Notice that the Holders owning a majority of the Registrable Securities are currently entitled to pursuant to Section 5(a) of the Investor Rights Agreement, including a Demand Notice specifying that the sale of Registrable Securities is to be conducted through an underwritten offering pursuant to Section 5(f) of the Investor Rights Agreement. Pursuant to Section 7 of the Investor Rights Agreement, the TCV Holders, holding a majority of the Registrable Securities, hereby consent to the grant of registration rights to the investors in the Concurrent Private Placement as contemplated by the New Registration Rights Agreement; provided that such registration rights are pari passu with or junior to the rights of the TCV Holders as holders of Registrable Securities pursuant to the Investor Rights Agreement; and provided further that the investors in the Concurrent Private Placement shall not have any “piggyback” or similar participation rights with respect to any Demand Shelf Registration, including any underwritten offering of Registrable Securities made pursuant to a Demand Shelf Registration.

4.2         Securities Purchase Agreement; Short Sales.

(a)       The Company and each of the TCV Holders agree that effective as of the consummation of the Closing, the Securities Purchase Agreement and any confidentiality or non-disclosure agreement between or among the Company and the TCV Holders shall terminate in its entirety, and the Company and the TCV Holders shall have no further rights or obligations thereunder.

(b)       Each TCV Holder agrees that for so long as such TCV Holder or any of its Restricted Affiliates (as defined below) owns any of the shares of Common Stock constituting the Stock Consideration, it will not, and it will not cause, suffer or permit any of its Restricted Affiliates to, enter into any Short Sales (as defined below). Notwithstanding the foregoing, the Company and the TCV Holders agree that nothing in this Section 4.2(b) shall restrict the ability of a TCV Holder or any of its Restricted Affiliates to outright sell, distribute or transfer any of the shares of Common Stock constituting the Stock Consideration.

(c)       For purposes of Section 4.2, “Restricted Affiliate” means: (i) any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof (each, a “Person”) who is directly or indirectly responsible for the formation, management, operations, oversight or administration of the TCV Holders (including, without limitation, any principals, partners or employees of any such Person); (ii) any investment fund directly or indirectly formed or controlled by any one or more Persons referred to in the preceding clause (i); and (iii) any direct or indirect subsidiary (as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC, a “Subsidiary”) of any Person referred to in the preceding clauses (i) or (ii) in which any one or more such Persons have the right to elect (directly or indirectly) a majority of the board of directors (or a comparable governing body with a different name) of such Subsidiary or own a majority of the voting securities entitled to elect the board of directors (or comparable governing body with a different name) of such Subsidiary. For purposes of Section 4.2, “Short Sale” means: (i) a sale of Common Stock that is marked as a short sale; (ii) any entering into or establishment of any arrangement constituting a “put equivalent position,” as defined by Rule 16a-1(h) promulgated under the Securities Exchange Act of 1934, as amended; (iii) entering into any swap, option or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; or (iv) the announcement of any intent to do any of the foregoing.

4.3         Tax Treatment. The exchange of the Series B Preferred Stock for the Stock Consideration and the Cash Consideration pursuant to this Agreement is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), with the Stock Consideration and the Cash Consideration having been received pursuant to Section 354(a)(1) of the Code and Section 356(a)(1)(B) of the Code, respectively, and this Agreement shall constitute a “plan of reorganization” described in Treasury Regulations Section 1.368-1(c). The parties agree to prepare and file their U.S. federal, state and local income tax returns in a manner consistent with the foregoing sentences of this Section 4.4 and shall not take any tax position inconsistent therewith for tax purposes, including income tax purposes.

4.4         Form D, Blue Sky and Nasdaq. The Company agrees to file a Form D with respect to the Stock Consideration as required under Regulation D and to provide a copy thereof to each TCV Holder promptly after such filing. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Stock Consideration for sale to the TCV Holders at the Closing pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the TCV Holders. The Company shall make all filings and reports relating to the offer and sale of the Stock Consideration required under applicable securities or “blue sky” laws of the states of the United States. The Company shall file with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Stock Consideration on the Nasdaq Capital Market, a copy of which shall be provided to the TCV Holders.

4.5         Further Assurance. From and after the date hereof, the TCV Holders and the Company shall execute and deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as a Party may reasonably request of another Party in order to effectuate the purposes of this Agreement and carry out the terms hereof.

Article V
Definitions

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement will have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company, after due inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Intellectual Property Rights” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Material Adverse Effect” means a material adverse effect on (i) the assets, properties, liabilities, operations, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Significant Subsidiaries, individually or taken as a whole, (ii) the transactions contemplated hereby or the Private Placement Investment Documents or (iii) the ability or authority of the Company to perform its obligations under this Agreement or the Private Placement Investment Documents.

“Material Contract” means any contract, instrument or other agreement to which the Company or any Subsidiary is a party or by which it is bound which is material to the business of the Company and its Significant Subsidiaries, individually or taken as a whole, including those that have been filed or were required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Nasdaq” means The Nasdaq Capital Market.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“SEC Filings” has the meaning set forth in Section 3.7.

“Significant Subsidiary” means each of Bankers Financial Products Corporation (d/b/a RateWatch), The Deal, LLC and Management Diagnostics Limited (d/b/a BoardEx).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

Article VI
MISCELLANEOUS

6.1         Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

6.2         Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the Laws of the State of New York without regard to the conflicts of laws principles thereto.

6.3         Consent to Jurisdiction; Waiver of Jury Trial. Each Party hereby submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York any action arising out of or relating to this Agreement and agrees that all claims in respect of such action may be heard and determined in any such court. Each Party waives any defense of inconvenient forum to the maintenance of any action so brought. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of Notices in Section 6.5. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.3.

6.4         Remedies. The Company and the TCV Holders agree that irreparable damage would occur and that the other Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Company and the TCV Holders shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained herein, this being in addition to any other remedy to which they are entitled at law or in equity. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

6.5         Notices. All notices, demands, consents, approvals, requests or other communications which any of the Parties may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by a nationally recognized overnight courier, facsimile (or like transmission) or by PDF via email and addressed as follows:

If to a TCV Holder:

Technology Crossover Ventures

528 Ramona Street

Palo Alto, California 94301

Attention: General Counsel

Facsimile: (650) 618-1989

Email: legal@tcv.com

With a copy to (which shall not constitute notice to such TCV Holder):

Latham & Watkins LLP
140 Scott Drive

Menlo Park, California 94025

Attention: Joshua M. Dubofsky

Facsimile: (650) 463-2600

Email: josh.dubofsky@lw.com

If to the Company:

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

Attention: Heather Mars, General Counsel

Facsimile: (212) 321-5015

Email: heather.mars@thestreet.com

With a copy to (which shall not constitute notice to the Company):

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105
Attention: Karen Dempsey
Fax: (415) 773-5759

Email: kdempsey@orrick.com

The Company or the TCV Holders may change its address for Notices hereunder by a Notice given pursuant to this Section 6.5. A Notice sent in compliance with the provisions of this Section 6.5 shall be deemed given on the first business day following the day on which the Notice was delivered to an overnight courier or, if notice is given by facsimile or email, upon confirmation of transmission by the transmitting equipment or email confirmation that such notice was received, as the case may be.

6.6         Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses, except that, upon consummation of the transactions contemplated hereby, the Company shall pay up to $50,000 of the reasonable and documented out-of-pocket fees and expenses incurred by the TCV Holders, including the reasonable and documented fees and expenses of counsel for the TCV Holders.

6.7         Indemnification. In consideration of each TCV Holder’s execution and delivery of this Agreement and in addition to all of the Company’s other obligations hereunder, the Company shall defend, protect, indemnify and hold harmless each TCV Holder and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or any other certificate, instrument or document contemplated hereby, other than claims for indemnification within the scope of Section 10 of the Investor Rights Agreement, (ii) any transaction used to finance in whole or in part, directly or indirectly, the Cash Consideration, the exchange of the Series B Preferred Stock or the other transactions contemplated hereby, including the Concurrent Private Placement, or (iii) the status of such TCV Holder as an investor in the Company pursuant to the transactions contemplated by this Agreement, except, in each case, with respect to any Indemnified Liabilities that resulted solely from any TCV Holder’s gross negligence, willful misconduct or fraud. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 6.7 shall be the same as those set forth in Section 10 of the Investor Rights Agreement.

6.8         References, Pronouns and Headings. Except as otherwise specifically indicated, all references to Section or Subsection numbers refer to Sections and Subsections of this Agreement and all references to Exhibits refer to the Exhibits attached hereto. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof. The word “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement. The word “including” shall not be construed as terms of limitation. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

6.9         Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties will bind and inure to the benefit of the respective permitted successors and assigns of the Parties, whether so expressed or not.

6.10       Entire Agreement. This Agreement (together with the Investor Rights Agreement) among the Company and the TCV Holders constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof or thereof. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement (or in any other agreements contemplated hereby) has been made or relied upon by any Party. This Agreement is not intended to confer upon any person other than the Parties any rights or remedies hereunder. This Agreement may not be modified or amended and no provision hereof may be waived except by an instrument or instruments in writing signed by each Party hereto.

6.11       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature page follows]

The Parties have executed this Exchange Agreement as of the date first above written.

THESTREET, INC.

By:	/s/ David A. Callaway
Name: David A. Callaway
Title: Chief Executive Officer

TCV VI, L.P.
By:	Technology Crossover Management VI, L.L.C.
Its:	General Partner

By:	/s/ Frederick D. Fenton
Name: Frederick D. Fenton
Title: Attorney in Fact

TCV MEMBER FUND, L.P.
By:	Technology Crossover Management VI, L.L.C.
Its:	General Partner

By:	/s/ Frederick D. Fenton
Name: Frederick D. Fenton
Title: Attorney in Fact

Exhibit A

Holder	Number of Shares of Series B Preferred Stock	Number of Shares of Stock Consideration	Amount of Cash Consideration
TCV VI, L.P.	5,455.95095	5,951,946	$19,839,821.64
TCV Member Fund, L.P.	44.04905	48,054	$160,178.36
Total	5,500.00	6,000,000	$20,000,000.00

Disclosure Schedules

These are the “Disclosure Schedules” referred to in the Exchange Agreement dated as of November 10, 2017 (the “Exchange Agreement”) among TheStreet, Inc., a Delaware corporation, TCV VI, L.P., a Delaware limited partnership, and TCV Member Fund, L.P., a Cayman Islands exempted limited partnership. Capitalized terms used but not defined herein have the meanings assigned to them in the Exchange Agreement.

Schedule 3.1        Organization and Power.

Subsidiaries of the Company:

Entity	Jurisdiction of Organization
Bankers Financial Products Corporation	Wisconsin
BankingMyWay.com, LLC	Wisconsin
Boardex LLC	Delaware
Management Diagnostics Limited	United Kingdom
MDL ESOP Limited	United Kingdom
SP-TSC Holdings LLC	Delaware
Stockpickr LLC	Delaware
The Deal L.L.C.	Delaware

Schedule 3.5(c)(ii)             Capitalization.

The transactions contemplated by the following:

a.           Employment Agreement dated as of November 8, 2017, between James J. Cramer and the Company (the “Cramer Employment Agreement”).

Schedule 3.8        No Material Adverse Change.

The transactions contemplated by the following:

b.           Cramer Employment Agreement.

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Schedule 3.13      Labor Matters.

The following agreements:

a.           Cramer Employment Agreement.

Schedule 3.18      Brokers and Finders.

The following agreements:

a.           Letter Agreement, dated September 11, 2017, between TheStreet, Inc. and Lake Street Capital Markets, LLC.

b.           Letter Agreement, dated November 7, 2017, between TheStreet, Inc. and B. Riley FBR, Inc.

Schedule 3.19      Transactions with Affiliates.

The transactions contemplated by the following:

a.           Cramer Employment Agreement.

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